Exhibit 5.1
Plaza VII, Suite 3300
45 South Seventh Street
Minneapolis, MN 55402-1609
612.607.7000
Fax 612.607.7100
April 16, 2007

Verso Technologies, Inc.
400 Galleria Parkway, Suite 300
Atlanta, GA 30339
Re: Verso Technologies, Inc. — Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as special Minnesota law counsel to Verso Technologies, Inc., a Minnesota corporation (the “Company”), in connection with the registration by the Company of the offer and resale of 7,500,000 shares (the “Shares”) of the common stock, par value $0.01 per share (the “Common Stock”), of the Company pursuant to the Company’s registration statement on Form S-3, as filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), on behalf of the certain selling shareholders named therein (the “Selling Shareholders”). The Shares consist of (i) 5,000,000 shares of currently outstanding Common Stock (the “Issued Shares”) beneficially owned by certain of the Selling Shareholders; and (ii) 2,500,000 shares of Common Stock (the “Warrant Shares”) issuable by the Company upon exercise of outstanding warrants held by certain of the Selling Shareholders.
In our capacity as special counsel for the Company in connection with such registration and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein. In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.
Based on the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that: (i) the Issued Shares have been duly authorized for issuance and validly issued and are fully paid and non-assessable; and (ii) the Warrant Shares have been duly authorized, and when issued in accordance with the terms of the warrants and receipt by the Company of the consideration required therein, will be validly issued, fully paid and non-assessable.
We express no opinion with respect to laws other than the state laws of the State of Minnesota and the federal laws of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, to its use as part of the Registration Statement, and to the use of our name under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.
Very truly yours,

/s/ Oppenheimer Wolff & Donnelly LLP